Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
PhotoMedex, Inc. and Subsidiaries:

We hereby consent to the incorporation by reference in this registration statement of PhotoMedex, Inc. on Form S-3 of our report dated March 10, 2006, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal controls over financial reporting, which report appears in the December 31, 2005 Annual Report on Form 10-K, and to the reference to us under the heading “Experts” in this registration statement.

/s/ Amper, Politziner & Mattia, P.C.

Edison, New Jersey
March 20, 2006